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Exhibit 3.18

CERTIFICATE OF MERGER
MERGING
DAKOTA MERGER SUB, INC.
WITH AND INTO
DIGITAL FUSION, INC.

Pursuant to Section 251 of the General Corporation Law of
the State of Delaware

        The undersigned hereby certifies as follows:

        FIRST.    The name and state of incorporation of each of the constituent corporations participating in the merger herein certified (the "Constituent Corporations") are as follows:

            (i)  Digital Fusion, Inc., which is incorporated under the laws of the State of Delaware (the "Company"); and

           (ii)  Dakota Merger Sub, Inc., which is incorporated under the laws of the State of Delaware ("Merger Sub").

        SECOND.    An Agreement and Plan of Merger, dated as of November 21, 2008 (the "Merger Agreement"), by and among Kratos Defense & Security Solutions, Inc., a Delaware corporation, Merger Sub and the Company, providing for the merger of Merger Sub with and into the Company (the "Merger"), has been approved, adopted, certified, executed and acknowledged by each of the Constituent Corporations in accordance with Section 251 of the General Corporation Law of the State of Delaware.

        THIRD.    Upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware, Merger Sub will merge with and into the Company, and the Company will be the surviving corporation in the Merger (the "Surviving Corporation") and will continue its existence under the name "Digital Fusion, Inc."

        FOURTH.    The Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as set forth in Exhibit A attached and, as such, shall be the Amended and Restated Certificate of Incorporation of the Surviving Corporation.

        FIFTH.    An executed copy of the Merger Agreement is on file at the principal place of business of the Surviving Corporation. The address of the principal place of business the Surviving Corporation is 5030 Bradford Drive, Building 1, Suite 210, Huntsville, AL 35805.

        SIXTH.    A copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of any of the Constituent Corporations.

        SEVENTH.    The effective time and date of the merger herein certified shall be that time and date upon which this Certificate of Merger was filed with the Secretary of State of the State of Delaware.

[Remainder of page intentionally left blank.]

        IN WITNESS WHEREOF, the undersigned has caused this Certificate of Merger to be executed by its authorized officer this 24 day of December, 2008.

DIGITAL FUSION, INC., a Delaware corporation
By:	/s/ Deanna H. Lund
Name:	Deanna H. Lund
Title:	Senior Vice President & CFO

 EXHIBIT A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

DIGITAL FUSION, INC.

Article 1.    NAME

        The name of this corporation is Digital Fusion, Inc. (the "Corporation"

Article 2.    REGISTERED OFFICE AND AGENT

        The registered office of the Corporation shall be located at 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808 in the County of New Castle. The registered agent of the Corporation at such address shall be Corporation Service Company,

Article 3.    PURPOSE AND POWERS

        The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "Delaware General Corporation Law"). The Corporation shall have all power necessary or convenient to the conduct, promotion or attainment of such acts and activities.

Article 4.    CAPITAL STOCK

        4.1   Authorized Shares

          The total number of shares of all classes of stock that the Corporation shall have the authority to issue is One Thousand (1,000), all of which shares shall be Common Stock, all of one class, having a par value of $0.001 per share ("Common Stock").

        4.2   Common Stock

          4.2.1  Relative Rights

          The Common Stock shall be subject to all of the rights, privileges, preferences and priorities of the Preferred Stock as set forth in the certificate of designations filed to establish the respective series of Preferred Stock. Each share of Common Stock shall have the same relative rights as and be identical in all respects to all the other shares of Common Stock.

          4.2.2  Dividends

          Whenever there shall have been paid, or declared and set aside for payment, to the holders of shares of any class of stock having preference over the Common Stock as to the payment of dividends, the full amount of dividends and of sinking fund or retirement payments, if any, to which such holders are respectively entitled in preference to the Common Stock, then dividends may be paid on the Common Stock and on any class or series of stock entitled to participate therewith as to dividends, out of any assets legally available for the payment of dividends thereon, but only when and as declared by the Board of Directors of the Corporation.

          4.2.3  Dissolution, Liquidation, Winding Up

          In the event of any dissolution, liquidation, or winding up of the Corporation, whether voluntary or involuntary-, the holders of the Common Stock, and holders of any class or series of stock entitled to participate therewith, in whole or in part, as to the distribution of assets in such event, shall become entitled to participate in the distribution of any assets of the Corporation remaining after the Corporation shall have paid, or provided for payment of, all debts and liabilities of the Corporation and after the Corporation shall have paid, or set aside for payment, to the holders of any class of stock having preference over the Common Stock in the event of dissolution, liquidation or winding up the full preferential amounts (if any) to which they are entitled.

          4.2.4  Voting Rights

          Each holder of shares of Common Stock shall be entitled to attend all special and annual meetings of the stockholders of the Corporation and, share for share and without regard to class, together with the holders of all other classes of stock entitled to attend such meetings and to vote (except any class or series of stock having special voting rights), to cast one vote for each outstanding share of Common Stock so held upon any matter or thing (including, without limitation, the election of one or more directors) properly considered and acted upon by the stockholders.

Article 5.    [RESERVED]

Article 6.    BOARD OF DIRECTORS

        6.1   Directors; Number; Election

          The number of directors of the Corporation shall be such number as from time to time shall be fixed by, or in the manner provided in, the bylaws of the Corporation. Unless and except to the extent that the bylaws of the Corporation shall otherwise require, the election of directors of the Corporation need not be by written ballot. Except as otherwise provided in this Certificate of Incorporation, each director of the Corporation shall be entitled to one vote per director on all matters voted or acted upon by the Board of Directors.

        6.2   Management of Business and Affairs of the Corporation

          The business affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

        6.3   Limitation of Liability

          No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director (a) for any breach of the director's duty of loyalty to the Corporation or its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) under Section 174 of the Delaware General Corporation Law; or (d) for any transaction from which the director derived an improper personal benefit Any repeal or modification of this Article 6.3 shall be prospective only and shall not adversely affect any right or protection of, or any limitation of the liability of, a director of the Corporation existing at, or arising out of facts or incidents occurring prior to, the effective date of such repeal or modification.

Article 7.    AMENDMENT OF BYLAWS

        In furtherance and not in limitation of the powers conferred by the Delaware General Corporation Law, the Board of Directors of the Corporation is expressly authorized and empowered to adopt, amend and repeal the bylaws of the Corporation.

Article 8.    RESERVATION OF RIGHT TO AMEND CERTIFICATE OF INCORPORATION

        The Corporation reserves the right at any time, and from time to time, to amend, alter, change, or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences, and privileges of any nature conferred upon stockholders, directors, or any other persons by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article 8.

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  Exhibit 3.18
CERTIFICATE OF MERGER MERGING DAKOTA MERGER SUB, INC. WITH AND INTO DIGITAL FUSION, INC.
EXHIBIT A AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF DIGITAL FUSION, INC.